Exhibit 5.1

CONYERS DILL & PEARMAN Commerce House, Wickhams Cay 1 PO Box 3140, Road Town, Tortola British Virgin Islands VG1110 T +1 284 852 1010 conyers.com

2 May 2023

+1 284 852 1119

anton.goldstein@conyers.com

Despegar.com, Corp. (the “Company”)

Commerce House

Wickhams Cay 1

Road Town, Tortola

British Virgin Islands

Dear Sir/Madam,

Registration of Additional Shares of the Company

We have acted as special legal counsel in the British Virgin Islands to the Company in connection with its filing of a Registration Statement on Form S-8 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) with the U.S. Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933, as amended (the “Act”) of an additional 2,750,000 ordinary shares without par value of the Company (the “Additional Common Shares”).

For the purposes of giving this opinion, we have examined a copy of the Registration Statement. We have also reviewed the certificate of incorporation of the Company dated February 10, 2017, the amended and restated memorandum and articles of association of the Company filed with the British Virgin Islands Registrar of Corporate Affairs and effective on September 18, 2020, a company search as obtained from the British Virgin Islands Registrar of Corporate Affairs on or around the date of this opinion, written resolutions adopted by the board of directors of the Company dated 26 April 2023 (the “Board Resolutions”), a certificate of good standing issued by the British Virgin Islands Registrar of Corporate Affairs and dated 28 April 2023, the books and records of the Company maintained by Conyers Corporate Services (BVI) Limited in its capacity as assistant company secretary of the Company as of the date hereof, and such other documents, and made such enquiries as to questions of law, as we have deemed necessary in order to render the opinion set forth below.

In giving this opinion, we have relied upon the following assumptions, which we have not independently verified: (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified; and including any copies of electronic documents and correspondence (including any e-mail correspondence)) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) the accuracy and completeness of all factual representations made in the Registration Statement, the Board Resolutions and the other documents reviewed by us; (c) that there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein; (d) that the Board Resolutions have been validly passed and approved and that they (and the resolutions, matters and transactions approved or otherwise contemplated therein) have not been subsequently revoked, altered or otherwise affected and remain in full force and effect as of the date hereof; and (e) that there is no contractual or other prohibition (other than as arising under British Virgin Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Registration Statement.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands. This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands. This opinion is issued solely for the purposes of filing the Registration Statement and is not to be relied upon by any person in respect of any other matter.

On the basis of and subject to the foregoing we are of the opinion that:

1.

The Company is duly incorporated and existing under the laws of the British Virgin Islands and is in good standing (which good standing means solely that the Company has not failed to make any filing with any British Virgin Islands governmental authority or to pay any British Virgin Islands government fee or tax which would make it liable to be struck off the Register of Companies of the British Virgin Islands and thereby cease to exist under the laws of the British Virgin Islands).

2.

The Additional Common Shares have been duly and validly authorized and reserved for issuance and, upon the issue and delivery of such Additional Common Shares against payment therefor in full in accordance with the terms of the Registration Statement, such Additional Common Shares will be validly issued, fully paid and non-assessable ordinary shares of the Company (which non-assessability means solely that no further sums are required to be paid by the holders of such ordinary shares in connection with the issue thereof).

Except as explicitly stated herein, we make no comment with respect to any representations or warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Act or that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission promulgated thereunder.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of any facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein..

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman